EXHIBIT 10.1
DIGITAL DOMAIN MEDIA GROUP, INC.

PRIMING SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT FACILITY

TERM SHEET

Dated as of September 11, 2012

Reference is made to (i) that certain Securities Purchase Agreement, dated as of May 6, 2012 (as amended, supplemented or otherwise modified prior to the date hereof, the “Securities Purchase Agreement”) by and among Digital Domain Media Group, Inc. (“DDMG” or “Borrower”), and the buyers party thereto (collectively, the “Buyers”), and (ii) the senior secured convertible notes due 2017 (collectively, the “Senior Notes”) issued by DDMG thereunder (x) on or about May 6, 2012 to certain Buyers (collectively, the “Initial Senior Noteholders” and the Senior Notes issued thereto, the “Initial Senior Notes”), and (y) on or about August 16, 2012 to PBC Digital Holdings II, LLC (“PBC,” and the Senior Notes issued thereto on a subordinated basis to the Initial Senior Notes pursuant to that certain Agreement Among Buyers, dated as of August 16, 2012 (the “Agreement Among Buyers”), the “PBC Senior Notes”).  Capitalized terms used and not defined herein have the meanings given to them in the Securities Purchase Agreement.

This term sheet (including all schedules, annexes and exhibits hereto, this “Term Sheet”) describes certain of the principal terms and conditions of a proposed priming superpriority senior secured debtor-in-possession term credit facility (the “DIP Credit Facility”) to be provided by the DIP Lenders (as defined below) to Borrower in connection with cases (collectively, the “Chapter 11 Cases”) to be filed by Borrower and its domestic and Canadian subsidiaries (collectively, “Debtors”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”) on or before September  11, 2012 (the “Target Petition Date”).  The parties contemplate a sale of certain of the Debtors’ assets to VFX Holdings, LLC (the “Stalking Horse”) pursuant to that certain Asset Purchase Agreement dated September 10, 2012 among Buyer, DDMG, and certain DDMG subsidiaries as signatories thereto (the “Stalking Horse Agreement”), or to such other Successful Bidder (as defined in the Bid Procedures (as defined below)) as may be determined in accordance with the Bid Procedures, such sale to be consummated in the Chapter 11 Cases pursuant to section 363 of the Bankruptcy Code (the “Sale”), all in accordance with this Term Sheet and the DIP Loan Documentation (as defined below) and all subject to Bankruptcy Court approval.

This Term Sheet is being provided on a confidential basis and it, along with its contents and existence, may not be distributed, disclosed or discussed with any other party.  This Term Sheet is not an offer for the purchase, sale or subscription or invitation of any offer to buy, sell or to subscribe for any securities.  The terms and conditions set forth in this Term Sheet do not constitute or create an agreement, obligation or commitment of any kind by or on behalf of any party, unless and until executed by each of the undersigned parties hereto.

BORROWER	DDMG.
GUARANTORS
Each direct and indirect subsidiary of Borrower that is a guarantor of Borrower’s obligations under the Senior Notes and identified on Schedule I hereto (collectively, the “Guarantors” and, collectively with Borrower, the “Obligors,” and collectively with Borrower, Obligors and any other direct and indirect subsidiary of Borrower that is not a Guarantor, the

“Company”).
DIP LENDERS	Initial Senior Noteholders (collectively, the “DIP Lenders”).
DIP AGENT	Hudson Bay Master Fund Ltd.
VOTING AND DIRECTION TO DIP AGENT
Except as otherwise set forth herein, the DIP Agent shall take direction from the Required DIP Lenders, who shall be comprised of DIP Lenders holding at least 60% of the aggregate outstanding principal amount of the DIP Loans as of any date of determination, provided that the Required DIP Lenders must always include the DIP Agent.  The duties and obligations, to the extent applicable, as well as the benefits and protections (including the indemnity set forth in Section 8 of the Securities Purchase Agreement), to the extent applicable, of the Senior Notes Agent shall apply with equal force to the DIP Agent.  The DIP Agent shall not be entitled to any fee.  The DIP Lenders agree to reimburse the DIP Agent for any out-of-pocket reasonable fees and expenses it may incur in connection with exercising its duties and obligations and such expense shall be born by each of the DIP Lenders based on its ratable share of the DIP Loans.

AMOUNTS AND AVAILABILITY
The DIP Credit Facility shall be a multiple draw term loan facility in an aggregate principal amount, before giving effect to the Roll-Up (as defined below), of $20,083,000 to be made available to Borrower as follows:

(i) Interim DIP Loan:  A term loan facility to be available in (i) a single drawing on the Interim Closing Date (as defined below) in an aggregate principal amount of $8,980,000 in order to provide sufficient working capital to the Company until the Final Closing Date (as defined below), in accordance with the Approved Budget (as defined below) and subject to the provisions of this Term Sheet, and (ii) at the Borrowers’ request, an additional single or multiple drawing in an aggregate principal amount up to $2,809,000, available solely to fund “payroll and benefits” due on September 26, 2012 (the “Incremental Interim Advance”) solely in the event that (a) the Sale Order, approving the Sale to the Stalking Horse or such other Successful Bidder approved by the DIP Lenders, is entered on the Bankruptcy Court’s docket by no later than September 24, 2012, and (b) such Sale has not yet closed in accordance with the terms of the Successful Bid and (c) the Stalking Horse or Successful Bidder (as applicable) agrees to reimburse the Debtors for such Incremental Interim Advance as part of the Sale Order (both (i) and (ii) together, the “Interim DIP Loan”); and

(ii) Final DIP Loan:  A term loan facility to be available in multiple draws (but not more frequently than once every two weeks) on and after the Final Closing Date in an aggregate principal amount equal $20,122,000 less the Interim DIP Loan drawn plus the amount of any Roll-Up, in each case subject to the terms and on the conditions set forth in the DIP Loan Documentation (the

“Final DIP Loan” and, collectively with the Interim DIP Loan, the “DIP Loans”). No Additional Commitment shall be provided without the written consent of each of the Initial Senior Noteholders.
CLOSING DATES
“Interim Closing Date” means the date on which the “Conditions Precedent to the Interim DIP Loan” set forth under “Conditions Precedent” below are satisfied or waived in accordance with this Term Sheet.

“Final Closing Date” means the date on which the conditions precedent to the Final DIP Loan as set forth in the DIP Loan Documentation (including, without limitation, entry of the Final Order (as defined below)) shall have been satisfied or waived.

DIP LOAN DOCUMENTATION
Definitive financing documentation with respect to the DIP Loans, including, without limitation, all guaranties thereof, satisfactory in form and substance to each of the DIP Lenders and Obligors, which documentation shall be executed by all parties thereto (the “DIP Loan Documentation”).  Such DIP Loan Documentation shall be executed and delivered by the parties thereto on or prior to September 18, 2012 (the date on which such event occurs, the “Definitive Documentation Date”); provided that, in the event that the DIP Loan Documentation is not executed and delivered by all parties prior to such date or the Final Order is not entered on or prior to the applicable Specified Deadline (as defined in Exhibit A hereto), the Obligors shall be considered in default and the Interim DIP Loan shall become immediately due and payable in accordance with this Term Sheet.

The provisions of the DIP Loan Documentation shall, upon execution, supersede the provisions of this Term Sheet.

USE OF PROCEEDS
DIP Loans will be used for (a) working capital and general corporate purposes of the Debtors, (b) bankruptcy-related costs and expenses (subject to the Carve-Out (as defined below) limitations), (c) costs and expenses related to the Sale, in the case of (a), (b), and (c), in accordance with the Approved Budgets and Approved Cash Flow Projections, and (d) for any other purpose agreed upon in the DIP Loan Documentation.

None of the proceeds of the DIP Loans shall be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the DIP Lenders (in any capacity), including in connection with the validity of the liens granted to the DIP Lenders (whether under the Securities Purchase Agreement, Initial Senior Notes or otherwise), provided that a statutory committee appointed in the Chapter 11 Cases may incur up to $25,000 conducting an investigation as to the prepetition liens and claims of the Debtors’ lenders.

APPROVED BUDGET AND APPROVED CASH FLOW
By not later than the Target Petition Date, Obligors shall deliver to the DIP Lenders a weekly budget and weekly cash flow projection for the period commencing on the Target Petition Date and ending on the Outside Date,

PROJECTION; VARIANCE REPORTS
each in form and substance acceptable to the DIP Lenders in their sole and absolute discretion (the “Approved Budget” and “Approved Cash Flow Projection,” respectively).

By not later than two (2) business days after the end of the week following the Petition Date, Obligors shall deliver to the DIP Lenders (a) an updated Approved Cash Flow Projection for the remainder of the term of the Approved Budget and (b) a variance report in form and substance acceptable to the DIP Lenders in their sole and absolute discretion (an “Approved Variance Report”) showing comparisons of actual results for each line item against such line item in the Approved Budget and Approved Cash Flow Projection, respectively.  Thereafter, Obligors shall deliver to the DIP Lenders, by not later than two (2) business days after the close of each weekly period after the Petition Date, an Approved Variance Report for the trailing four (4) week period (or, if fewer than four weeks have lapsed since the Petition Date, then for the trailing one, two or three week period, as applicable).

Each Approved Variance Report shall indicate whether there are any adverse variances that exceed the “Permitted Variances,” which means (x) up to 10% on a line-item basis, or (y) 10% in the aggregate for all Cash Receipts and Cash Disbursements.

Any amendments, supplements or modifications to the Approved Budget, Approved Cash Flow Projection or an Approved Variance Report, must be consented to in writing by the DIP Lenders prior to the implementation thereof.

ROLL-UP
Subject to the entry of the Final Order, on the Final Closing Date and from time to time thereafter in  the event all or any portion of the Additional Commitment is made available, indebtedness of Obligors under, in connection with, or with respect to the Securities Purchase Agreement and Initial Senior Notes and all related documents, whether for borrowed money, fees, expenses, or otherwise (including, without limitation, the Event of Default Redemption Price (as defined in the Initial Senior Notes)) accrued and outstanding as of the date of commencement of the Chapter 11 Cases (the “Petition Date”) (collectively, the “Initial Senior Note Obligations”) shall be converted into DIP Loans (the “Roll-Up”) , subject to customary challenge rights in favor of creditors or any statutory committee.  The amount of Initial Senior Note Obligations that will be subject to the Roll-Up shall be equal to two (2) times the maximum committed amount under the DIP Loan Facility provided from time to time by the DIP Lenders and available for borrowing by the Obligors, subject to the terms and conditions of the DIP Loan Documentation.

All DIP Loans, whether in respect of amounts advanced for working capital purposes or in connection with the Roll-Up shall be of equal stature and entitled to identical treatment, subject only to application of the priorities set forth under “Mandatory Prepayments” below.  Notwithstanding the foregoing, if any obligation of the Obligors owing to a DIP Lender in respect of the DIP Loans as a result of such Roll-Up is avoided, disallowed, set aside, or otherwise invalidated, in whole or in part, in any judicial proceeding or otherwise, the aggregate principal amount of Initial Senior Notes held by such DIP Lender prior to the Roll-Up, to the extent theretofore avoided, disallowed, set aside, or otherwise invalidated, shall be reinstated in full force and effect and all guarantees and security in respect thereof shall be restored.

PRIORITY
All DIP Loans and other liabilities and obligations of the Obligors to the DIP Lenders under or in connection with this Term Sheet, the DIP Loan Documentation, the Interim Order or Final Order (collectively, the “DIP Loan Obligations”) shall be:

(i) pursuant to section 364(c)(1) of the Bankruptcy Code, entitled to superpriority administrative expense claim status in the Chapter 11 Cases of the Debtors with priority over any and all administrative expenses, whether heretofore or hereafter incurred, of the kind specified in sections 503(b) or 507(a) of the Bankruptcy Code and including the proceeds of Avoidance Actions (as defined below) only from and after the Final Closing Date and subject to entry of the Final Order (but in all cases subject to the Carve-Out);

(ii) pursuant to sections 364(c)(2), secured by a perfected first-priority lien on the Collateral (as defined below), to the extent that such Collateral is not subject to valid, perfected and non-avoidable liens as of the Petition Date (but in all cases subject to the Carve-Out);

(iii) pursuant to section 364(c)(3) of the Bankruptcy Code, secured by a perfected second priority lien on the Collateral, to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties in existence as of the Petition Date (other than the Senior Note Liens and the Subordinated Note Liens, each as defined below) or to valid liens in existence as of the Petition Date that are perfected subsequent to such date as permitted by section 546(b) of the Bankruptcy Code, and to the extent such liens are expressly permitted in writing by the DIP Lenders in their sole and absolute discretion (the “Second Priority DIP Liens” ) (but in all cases subject to the Carve-Out); and

(iv) pursuant to section 364(d) of the Bankruptcy Code, secured by a perfected first priority, priming and senior security interest and lien granted to the DIP Lenders (the “Priming DIP Liens”) on the Collateral (but in all cases subject to the Carve-Out).  All existing liens, rights and interests granted to or for the benefit of:

a. the Initial Senior Noteholders under the Securities Purchase Agreement, Initial Senior Notes and other related documents (collectively, the “Initial Senior Note Liens”),

b. PBC under the Securities Purchase Agreement, the PBC Senior Notes and other related documents (collectively, the “PBC Senior Note Liens,” and collectively with the Initial Senior Note Liens, the “Senior Note Liens”) (which are junior and subordinate to the Initial Senior Note Liens pursuant to the Agreement Among Buyers), and

c. the Subordinated Noteholders (as defined below) under the Debt Exchange Agreement (as defined below), Subordinated Notes (as defined below) and other related documents (collectively, the “Subordinated Note Liens”) (which are junior and subordinate to the Senior Note Liens pursuant to the Subordination Agreement (as defined below)), shall be primed and made subject to and subordinate to the Priming DIP Liens (but in all cases subject to the Carve-Out), which shall also prime the (x) Initial Senior Note Adequate Protection Liens (as defined below) (collectively, with the Initial Senior Note Liens, the “Primed Initial Senior Note Liens”), (y) PBC Senior Note Adequate Protection Liens (as defined below) (collectively, with the PBC Senior Note Liens, the “Primed PBC Senior Note Liens”) and (z) Subordinated Note Adequate Protection Liens (as defined below) (collectively with the Subordinated Note Liens, the “Primed Subordinated Note Liens”).

The Priming DIP Liens shall not be subject to being treated pari passu with or subordinated to any other liens or security interests (whether currently existing or hereafter created), subject in each case only to permitted exceptions to be expressly agreed upon in writing by the DIP Lenders in their sole and absolute discretion or imposed by applicable non-bankruptcy law (collectively, the “Permitted Liens”), and the Priming DIP Liens shall be junior and subordinate to payment of the carve-out set forth in the Interim Order (which order shall be in for an in substance acceptable to the DIP Lenders in their sole and absolute discretion (the “Carve-Out”) .

Notwithstanding anything herein to the contrary, nothing herein is intended, or shall be deemed, to alter the priorities between the (1) Initial Senior Note Liens and the PBC Senior Note Liens as set forth in the Agreement Among Buyers, or (2) Senior Note Liens and Subordinated Note Liens as set forth in that certain Subordination and Intercreditor Agreement, dated as of May 7, 2012, by and among Hudson Bay Master Fund Ltd., Comvest Capital II, L.P. (“Comvest”) and DDMG (the “Subordination Agreement”).

ADEQUATE PROTECTION
For Initial Senior Noteholders.  Solely in the context of this DIP Credit Facility being provided to Borrower by the Initial Senior Noteholders, the Initial Senior Noteholders will agree to accept the following adequate protection package with respect to that portion of the Initial Senior Note Obligations that are not subject to the Roll-Up:  (i) replacement liens (the “Initial Senior Note Adequate Protection Liens”) and adequate protection pursuant to sections 361, 363(e), and 364(d)(l) of the Bankruptcy Code, in respect of the Initial Senior Note Liens, which shall be junior only to the claims and liens of the DIP Lenders as described under “Priority” above, but which shall be senior to the Primed PBC Senior Note Liens and Primed Subordinated Note Liens (but in all cases subject to the Carve-Out); and (ii) payment of current interest at the contractual non-default rate on the Initial Senior Notes and the fees and expenses of counsel.

For PBC Senior Noteholders.  PBC Senior Noteholders shall receive for adequate protection, replacement liens in respect of the PBC Senior Note Liens (the “PBC Senior Note Adequate Protection Liens”), which shall be junior to all claims and liens of the DIP Lenders and Primed Initial Senior Note Liens, but senior to the Subordinated Note Adequate Protection Liens, all as described under “Priority” above (but in all cases subject to the Carve-Out).

For Subordinated Noteholders.  Holders (“Subordinated Noteholders”) of the secured convertible notes due 2016  (the “Subordinated Notes”) issued pursuant to that certain Debt Exchange Agreement, dated as of May 6, 2012 (as amended, supplemented or otherwise modified prior to the date hereof, the “Debt Exchange Agreement”) entered into by and between DDMG and Comvest, shall receive for adequate protection, replacement liens in respect of the Subordinated Note Liens (the “Subordinated Note Adequate Protection Liens”), which shall be junior to all claims and liens of the DIP Lenders, the Primed Senior Note Liens, and the Primed PBC Senior Note Liens, as described under “Priority” above (but in all cases subject to the Carve-Out).

COLLATERAL
“Collateral” means, collectively, all now owned or hereafter acquired assets and property of each Obligor and its respective chapter 11 estate, whether real or personal, tangible or intangible, or otherwise, and any and all proceeds therefrom, including, without limiting the generality of the foregoing, all cash, accounts, accounts receivable, inventory, property, plant and equipment, real estate, leaseholds, avoidance actions under chapter 5 of the Bankruptcy Code (“Avoidance Actions”) (from and after the Final Closing Date and subject to entry of the Final Order), all intercompany claims, any and all proceeds arising from insurance policies  (including, without limitation, policies for the benefit of directors and officers of Borrower (collectively, “D&O Insurance Policies”)), all claims and causes of action of each Obligor or its respective estate and any and all proceeds therefrom, all intellectual property, and the equity interests of each direct and indirect subsidiary of each Obligor, which “Collateral,” for the avoidance of doubt, shall include, without limiting the generality of the foregoing, all assets of each Obligor that is secured pursuant to the Security Documents.

ORIGINATION FEE
A fee (the “Origination Fee”) equal to (i) 5% multiplied by (ii) the full aggregate principal amount of the DIP Loans, including, without limitation, DIP Loans subject to the Roll-Up, shall be (x) fully earned on the date of entry of the Interim Order and (y) due and payable to the DIP Lenders on the

Maturity Date (as defined below).
EXIT FEE
Borrower shall pay, in connection with any optional, mandatory or other payment or prepayment of DIP Loans, including, without limitation, DIP Loans subject to the Roll-Up, in whole or in part, on any date when the DIP Loans are so paid or prepaid, an amount equal to 5% of the amount so paid or prepaid (the “Exit Fee”).

INTEREST RATE
12% per annum, to be paid in kind with such interest added to the principal amount of the DIP Loans compounded monthly in arrears on the last day of each month.  Interest shall begin to accrue on the Interim DIP Loan on the Interim Closing Date and on the Final DIP Loan from and after the Final Closing Date.

DEFAULT RATE	At all times while a default exists, principal, interest and other amounts shall bear interest at a rate per annum equal to 2% in excess of the interest rate set forth under “Interest Rate” above.
MATURITY DATE
The DIP Loans shall mature on the earliest to occur of the following (such date, the “Maturity Date”):

(i)  December 31, 2012 (the “Outside Date”);

(ii) the acceleration of any of the DIP Loans and the termination of the commitments to make the DIP Loans in accordance with the terms of this Term Sheet or the DIP Loan Documentation, as applicable (including, without limitation, the non-satisfaction of any Chapter 11 Milestone (as defined in Exhibit A hereto) by the applicable Specified Deadline and the non-waiver of such non-satisfaction by the DIP Lenders); and

(i) the filing of a motion by the Debtors seeking dismissal of any of the Chapter 11 Cases, dismissal of any of the Chapter 11 Cases, the filing of a motion by the Debtors seeking to convert of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or the conversion of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code.

OPTIONAL PREPAYMENTS
The Borrowers may prepay the DIP Loans in whole or in part at any time.  All optional prepayments shall be applied to the DIP Loans in accordance with the application of payment provisions set forth in “Mandatory Prepayments” below.

MANDATORY PREPAYMENTS
The following amounts shall be applied to prepay the DIP Loans and obligations related thereto (with additions and modifications to permit others which are usual and customary for debtor-in-possession financings of this type) (each, a “Mandatory Prepayment Event”):

(i) 100% of the net proceeds of any Sale simultaneous with the consummation thereof;

(ii) 100% of the net proceeds of any other sale or other disposition by any Obligor of any assets, in a single transaction or series of related transactions, having a value in excess of $10,000 (except for the sale in the ordinary course of business and certain other sales to be agreed on); and

(iii) 100% of the net proceeds of certain extraordinary receipts (including tax refunds, indemnity payments, pension reversions, acquisition purchase price adjustments and insurance proceeds not included as proceeds of asset dispositions) by any Obligor.

Notwithstanding the foregoing, no reinvestment of the proceeds of any extraordinary receipts, asset sales or other proceeds described above shall be permitted without the prior written consent of the DIP Lenders in their sole and absolute discretion.

Prepayments will be applied in the following order of priority:

• first, if prior to the occurrence of the Roll-Up, an amount sufficient to satisfy all Initial Senior Note Obligations then outstanding, which, for the avoidance of doubt, is, as of the date hereof, an amount not less than $70,262,882.08 in the aggregate;

• second, to pay all documented out-of-pocket expenses of the DIP Lenders (including, without limitation, fees and expenses of counsel and advisors);

• third, to pay to the DIP Lenders the Origination Fee and Exit Fee;

• fourth, to pay an amount equal to all accrued and unpaid interest owing to the DIP Lenders and any unpaid fees, expenses and other indemnity amounts then payable to the DIP Lenders;

• fifth, to repay any principal amounts outstanding in respect of the DIP Loans (including any amounts pursuant to the Roll-Up); and

• sixth, all other amounts owing to the DIP Lenders or Initial Senior Noteholders.

CONDITIONS PRECEDENT
Conditions Precedent to Interim DIP Loan.  The obligations of the DIP Lenders to make the Interim DIP Loan will be subject to satisfaction, or waiver by the DIP Lenders in their sole and absolute discretion, of the following conditions precedent:

(i) the Debtors shall have retained Michael Katzenstein as chief operating officer;

(ii) the Obligors shall have timely delivered to the DIP Lenders the Approved Budget and Approved Cash Flow Projections, in

accordance with the provisions set forth above under “Approved Budget and Approved Cash Flow Projections”;

(iii) the Chapter 11 Milestones listed as #1, 2, 3 and 4 in Exhibit A hereto (collectively, the “Interim Chapter 11 Milestones”) shall have been satisfied by the applicable Specified Deadline;

(iv) the Interim Order, as entered by the Bankruptcy Court, shall not have been reversed, modified, amended, stayed or vacated, or in the case of any modification or amendment, in a manner, or relating to a matter, without the consent of the DIP Lenders.  The Borrowers shall be in compliance in all respects with the Interim Order;

(v) all documented, reasonable, out of pocket expenses of the DIP Lenders relating to the DIP Credit Facility (including, without limitation, reasonable fees and expenses of their counsel and advisors) shall have been paid in full;

(vi) the Obligors shall have implemented a cash management system reasonably acceptable to the DIP Lenders;

(vii) the Obligors shall have insurance (including, without limitation, commercial general liability and property insurance) with respect to the Collateral in such amounts and scope as is acceptable to the DIP Lenders and the DIP Lenders shall have received additional insured and loss payee endorsements, as applicable, with respect thereto, in form and substance reasonably acceptable to the DIP Lenders;

(viii) the DIP Lenders shall have received the results of a recent lien, tax and judgment search in each relevant jurisdiction with respect to the Obligors, and such search shall reveal no liens on any of the assets of the Obligors other than Permitted Liens, Senior Note Liens, and Subordinated Note Liens;

(ix) no Event of Default shall have occurred and be continuing on the Interim Closing Date, or after giving effect to the Interim DIP Loan;

(x) subject to Bankruptcy Court approval, (i) each Obligor shall have the corporate power and authority to make, deliver and perform its obligations under this Term Sheet and the Interim Order, and (ii) no consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) shall be required in connection with the execution, delivery or performance by each Obligor, or for the validity or enforceability in accordance with its terms against such Obligor, of this Term Sheet and the Interim Order except for consents, authorizations and filings which shall have been obtained or made and are in full force and effect and except for such consents, authorizations and filings, the failure to obtain or perform, could not be reasonably expected to cause a Material Adverse Change (as defined below); and

(xi) since the Petition Date, there shall not have been any material adverse change, individually or in the aggregate, in the validity or enforceability of any of this Term Sheet, the DIP Loans, the Priming DIP Liens or the rights and remedies of the DIP Lenders under this Term Sheet or the Interim Order, or in the operations, assets, revenues, financial condition, profits or prospects of the Obligors, taken as a whole (other than as a result of the filing of the Chapter 11 Cases or the assertion of prepetition claims against the Debtors) (a “Material Adverse Change”); provided that notwithstanding any Material Adverse Change, subject to the other provisions herein, the DIP Lenders shall be obligated in all cases to loan sufficient funds to satisfy the Debtors’ accrued and unpaid obligations for employee wages in accordance with the Approved Budget.

Conditions Precedent to Final DIP Loan.  The obligations of the DIP Lenders to make the Final DIP Loan will be subject to satisfaction or waiver of conditions precedent specified in the DIP Loan Documentation, including, without limitation, conditions precedent that are usual and customary for debtor-in-possession financings of this type.

REPRESENTATIONS AND WARRANTIES	Customary for debtor-in-possession financings of this type and otherwise as specified in the DIP Loan Documentation.
FINANCIAL COVENANTS	Customary for debtor-in-possession financings of this type and otherwise as specified in the DIP Loan Documentation.
AFFIRMATIVE COVENANTS
Customary for debtor-in-possession financings of this type and otherwise as specified in the DIP Loan Documentation; provided that from the Interim Closing Date until the Definitive Documentation Date, each Obligor shall:

(i) satisfy, or cause to be satisfied, each Chapter 11 Milestone on or before the applicable Specified Deadline set forth in Exhibit A hereto; provided that, in the event that any order specified to be entered by the Bankruptcy Court by a Specified Deadline is not entered by such Specified Deadline, or a hearing to be held by a Specified Deadline is not held by such Specified Deadline, in either case solely by reason of the unavailability of, or inaction by, the Bankruptcy Court, then the Obligors and DIP Lenders shall negotiate in good faith for a reasonable extension of such Specified Deadline; provided further that any such extension shall not cause the Maturity Date to extend past the Outside Date;

(ii) timely deliver, or cause to be timely delivered, to the DIP Lenders the Approved Budget, Approved Cash Flow Projection and Approved Variance Reports, all in accordance with the provisions set forth above under “Approved Budget and Approved Cash Flow Projection; Variance Reports”;

(iii) deliver, or continue to deliver, to DIP Lenders all financial and other information required to be delivered by any Obligor under the Transaction Documents and provide access to such other information (including, without limitation, historical information) and personnel (including, without limitation, through in-person meetings), all as may be reasonably requested by the DIP Lenders;

(iv) with respect to any D&O Insurance Policy, (A) comply with all conditions thereof and thereunder (including, without limitation, all notice requirements), (B) copy the DIP Lenders on all correspondence with any and all insurers, (C) promptly inform and notify the DIP Lenders of any material coverage position taken by any insurer, (D) assist the DIP Lenders in the collection of any proceeds of any insurance held as collateral, consistent with applicable law, (E) in the event of any proceeding threatened, asserted or commenced against any of the Borrower’s directors or officers, or any claims threatened, asserted or made under or in respect of such D&O Insurance Policy, promptly deliver to the DIP Lenders any and all documents, pleadings or other materials related to such proceeding (excluding any privileged materials of the Debtors absent execution of a reasonably acceptable common interest agreement), (F) without the express prior written consent of the DIP Lenders, not enter into any agreement of any kind with respect to any such D&O Insurance Policy, or with respect to any payout or payment made or to be made thereunder, and (G) take all actions necessary and appropriate, or requested by the DIP Lenders, to obtain a stay of, or otherwise enjoin, any proposed payout or other payment of any proceeds arising under or in connection with any such D&O Insurance Policy, which payout or payment could reasonably be expected to have an adverse affect on Borrower’s entitlement or ability to access an allocable share of such proceeds based on any claim or cause of action any Obligor has or may have against any present or former director or officer;

(v) comply with the provisions of this Term Sheet and the Interim Order;

(vi) except to the extent contemplated by the Approved Budget or otherwise consented to by the DIP Lenders in writing, continue, and cause to be continued, the business of the Company, maintain, and cause to be maintained, the Company’s existence and material, relationships, rights and privileges, and comply with all material contractual obligations; and

(vii) take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required or reasonably requested by the DIP Lenders to carry out the provisions of this Term Sheet or the Interim Order.

NEGATIVE COVENANTS
Customary for debtor-in-possession financings of this type and otherwise as specified in the DIP Loan Documentation, and subject to customary grace periods and cure periods, and materiality thresholds; provided that from the Interim Closing Date until the Definitive Documentation Date, no Obligor shall, without the express, prior written consent of the DIP Lenders, do, cause to be done, or agree to do or cause to be done, any of the following:

(i) create, incur, assume or suffer to exist any indebtedness, except indebtedness expressly permitted by this Term Sheet, or cause, permit to be caused, or agree to cause or permit to be caused, any direct or indirect subsidiary of Borrower that is not an Obligor to, create, incur, assume or suffer to exist any such indebtedness;

(ii) create, incur, assume or suffer to exist any lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except Permitted Liens, and shall not cause, or permit to be caused, any direct or indirect subsidiary of Borrower that is not an Obligor to, create, incur, assume or suffer to exist any such liens;

(iii) convey, sell, lease, assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation) any of its property, business or assets, whether now owned or hereafter acquired, out of the ordinary course of business, and shall not cause, or permit to be caused, any sales, transfers or other dispositions to or from any of its foreign direct or indirect subsidiaries or affiliates (whether or not such foreign subsidiary or affiliate is an Obligor hereunder);

(iv) incur or make any expenditure (including, without limitation, any capital expenditure), investment or other payment, other than in accordance with the Approved Budget, subject to the Permitted Variances; or

(v) create, or acquire any ownership interest in, any subsidiaries (whether direct or indirect) other than those existing on the Petition Date.

EVENTS OF DEFAULT
Customary for debtor-in-possession financings of this type, and subject to customary grace periods and cure periods, and materiality thresholds, all reasonably acceptable to the DIP Lenders, or as otherwise specified in the DIP Loan Documentation (collectively, “Events of Default”); provided that from the Interim Closing Date until the Definitive Documentation Date,

“Events of Default” shall include the following:

(i) the occurrence of any deviation from either the Approved Budget or Approved Cash Flow Projection that is greater than the Permitted Variances;

(ii) failure of any of the Chapter 11 Milestones to be satisfied;

(iii) failure by any Obligor to be in compliance in all respects with any provision of this Term Sheet (including, without limitation, the covenants specified in “Approved Budget and Approved Cash Flow Projection; Variance Reports,” “Financial Covenants,” “Affirmative Covenants,” or “Negative Covenants” above) or the Interim Order;

(iv) reversal, modification, amendment, stay or vacatur of the Interim Order, as entered by the Bankruptcy Court, without the prior written consent of the DIP Lenders;

(v) failure of the Definitive Documentation Date to occur on or before September 18, 2012;

(vi) the filing with the Bankruptcy Court of a plan of reorganization or liquidation in any of the Chapter 11 Cases that does not provide for indefeasible payment in full in cash to the DIP Lenders of the Interim DIP Loan and all other amounts outstanding under this Term Sheet on the effective date of such plan;

(vii) the appointment in any of the Chapter 11 Cases of a trustee, receiver, examiner, or responsible officer with enlarged powers relating to the operation of the business of any Obligor (powers beyond those set forth in sections 1106(a)(3) and (a)(4) of the Bankruptcy Code);

(viii) the occurrence of any insolvency, bankruptcy or similar proceeding with respect to any direct or indirect subsidiary of Borrower that is not a Debtor in the Chapter 11 Cases, without the prior written consent of the DIP Lenders;

(ix) the granting of relief from the automatic stay by the Bankruptcy Court to any other creditor or party in interest in the Chapter 11 Cases;

(x) failure of all amounts due and owing to the DIP Lenders under, in respect of or in connection with the DIP Credit Facility to be paid in full in cash on the Maturity Date;

(xi) any provision in this Term Sheet shall cease to be binding on or enforceable against the parties hereto;

(xii) the Stalking Horse or such other Successful Bidder defaults on, or otherwise breaches, its obligations under the Stalking Horse Agreement or the Competing Agreement, as applicable, or the Sale Order;

(xiii) the Stalking Horse Agreement is terminated or withdrawn for any reason; and

(xiv) termination by any counterparty of any material contract that would constitute an Material Adverse Change.

REMEDIES UPON EVENT OF DEFAULT
Upon the occurrence and during the continuance of any Event of Default, subject to three (3) business days’ notice to the Debtors and an opportunity to seek an expedited hearing before the Bankruptcy Court (at which hearing the sole issue shall be limited to whether or not an Event of Default has occurred), the DIP Lenders may take all or any of the following actions without further order of or application to the Bankruptcy Court, and notwithstanding the automatic stay:

(i) declare the principal of, and accrued interest on, any outstanding DIP Loans to be immediately due and payable;

(ii) terminate any further commitment to lend to the Borrower;

(iii) set-off any amounts held as cash collateral (including, without limitation, in any cash collateral account held for the benefit of the DIP Lenders); or

(iv) without application or motion to, or further orders from, the Bankruptcy Court or any other court, and without interference from any Debtor or any other party in interest, take any other action or exercise any other right or remedy (including, without limitation, with respect to the Priming DIP Liens and Collateral) permitted under this Term Sheet, in the DIP Loan Documentation or under applicable law, including, without limitation, exercising any and all rights and remedies with respect to the Collateral or any portion thereof.

OTHER BANKRUPTCY MATTERS
All reasonable out-of-pocket costs and expenses of the DIP Lenders and the DIP Agent relating to the DIP Credit Facility (including, without limitation, reasonable fees and disbursements of counsel and of third-party appraisers and consultants advising the DIP Lenders and the DIP Agent, expenses in connection with the appraisal and monitoring of the Collateral, syndication, enforcement of rights and other miscellaneous disbursements) shall be payable by the Borrower promptly upon written demand (together with summary backup documentation supporting such reimbursement request) and without the requirement for Bankruptcy Court approval in the event the transactions contemplated hereby are consummated.  A copy of the summary invoice shall be provided by the Debtors to the Office of the U.S. Trustee and counsel for any statutory committee.

The Borrower shall indemnify, pay and hold harmless the DIP Lenders and the DIP Agent (and their respective directors, officers, employees and agents) and the DIP Agent against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party, as determined by a final, non-appealable judgment of a court of competent jurisdiction).

The DIP Loan Documentation shall contain releases and exculpations for the DIP Lenders in respect of any matters arising prior to the Petition Date, subject to customary challenge rights in favor of creditors or any statutory committee.

In the event that Mr. Katzenstein resigns, dies, or becomes incapacitated or otherwise can no longer fulfill his duties as chief  operating officer of the Debtors, the DIP Lenders shall have ten (10) business days thereafter to confer with the Debtors and, after discussion with the Debtors, provide the Debtors with the names of three individuals who would be acceptable to the DIP Lenders in the role of chief operating officer (the “Acceptable COO List”).  Within five (5) business days of Debtors’ receipt of the Acceptable COO List, the Debtors shall select the replacement chief operating officer from the Acceptable COO List.  In the event that the DIP Lenders do not timely provide the Acceptable COO List, the Debtors shall select the chief operating officer.

AMENDMENT AND WAIVER
No provision of this Term Sheet may be amended other than by an instrument in writing signed by each DIP Lender and the Company.  No waiver shall be effective unless it is in writing and signed by each DIP Lender.

GOVERNING LAW AND JURISDICTION
The laws of the State of New York (except as governed by the Bankruptcy Code) shall govern this Term Sheet and the DIP Loan Documentation, except with respect to conflicts of laws.

The DIP Loan Documentation will provide that the Obligors shall submit to the exclusive jurisdiction of the Bankruptcy Court and shall waive any right to trial by jury.

COUNSEL TO DIP LENDERS	Schulte Roth & Zabel LLP.
PRE-FINAL ORDER SALE
If a sale to the Stalking Horse (or Successor Bid at the Auction) is consummated prior the entry of the Final Order (a “Pre-Final Order Sale”) and the sale proceeds cannot for any reason be distributed on the closing of the sale in the order of priority of payments as described in this term sheet, then (i) the sale proceeds from such Pre-Final Order Sale (the “Pre-Final Order Sale Proceeds”) shall constitute “Cash Collateral” (as defined in section 363 of the Bankruptcy Code); (ii) the Debtors shall be authorized, with the prior consent of the DIP Lenders, to use such Cash Collateral subject to this Interim Order and in accordance with the Approved Budget;

and (iii) any Pre-Final Sale Order Proceeds used by the Debtors shall reduce, on a dollar-for-dollar basis, the Interim DIP Loan and if such Maximum Borrowing shall be reduced to zero, the remaining Pre-Final Sale Order Proceeds shall reduce the Final DIP Loan.

[Remainder of page intentionally left blank]

Tenor Opportunity Master Fund, Ltd.

By:
Name:
Title:

Tenor Special Situations Fund; L.P.

By:
Name:
Title:

Parsoon Special Situation Ltd.

By:
Name:
Title:

Hudson Bay Master Fund Ltd.

By:
Name:
Title:

Empery Asset Masters, Ltd.

By:
Name:
Title:

Hartz Capital Investments, LLC

By:
Name:
Title:

Digital Domain Media Group, Inc.

By:
Name:
Title:

D2 SOFTWARE, INC.

By:
Name:
Title:

DDH Land Holdings, LLC

By:
Name:
Title:

DDH Land Holdings II, LLC

By:
Name:
Title:

Digital Domain

By:
Name:
Title:

Digital Domain Institute, Inc.

By:
Name:
Title:

Digital Domain International, Inc.

By:
Name:
Title:

Digital Domain Productions, Inc.

By:
Name:
Title:

Digital Domain Stereo Group, Inc.

By:
Name:
Title:

Digital Domain Tactical, Inc.

By:
Name:
Title:

Mothership Media, Inc.

By:
Name:
Title:

Tradition Studios, Inc.

By:
Name:
Title:

Digital Domain Productions (Vancouver) Ltd.

By:
Name:
Title:

Tembo Productions, Inc.

By:
Name:
Title:

Schedule I
to Term Sheet

GUARANTORS

•	Digital Domain Media Group, Inc.
•	D2 Software, Inc.
•	DDH Land Holdings, LLC
•	DDH Land Holdings II, LLC
•	Digital Domain
•	Digital Domain Institute, Inc.
•	Digital Domain International, Inc.
•	Digital Domain Productions, Inc.
•	Digital Domain Stereo Group, Inc.
•	Digital Domain Tactical, Inc.
•	Mothership Media, Inc.
•	Tradition Studios, Inc.
•	Digital Domain Productions (Vancouver) Ltd.
•	Tembo Productions, Inc.

EXHIBIT A
TO TERM SHEET

CHAPTER 11 MILESTONES

Subject to the Term Sheet and the DIP Loan Documentation, the obligations of the DIP Lenders to advance the DIP Loans shall be subject to the Obligors’ satisfying, or causing the satisfaction of, the milestones listed below (collectively, the “Chapter 11 Milestones”) by the specified deadline (after taking into account any applicable cure period, the “Specified Deadlines”).  The non-satisfaction of any Chapter 11 Milestone by the applicable Specified Deadline (and the non-waiver of such non-satisfaction by the DIP Lenders in their sole and absolute discretion) shall be an Event of Default under the Term Sheet and the DIP Loan Documentation.

	Chapter 11 Milestone	Specified Deadline
1.
Delivery to DIP Lenders drafts of the following:
(a) DIP Motion;1

(b) Interim Order2 and Final Order;3

(c) any stalking horse purchase agreement then in existence;

(d) Bid Procedures Motion and Sale Approval Motion;4

By no later than 12:00 pm, noon New York time on September 10, 2012

1 “DIP Motion” means a motion, in form and substance acceptable to the DIP Lenders, to be filed in the Bankruptcy Court, pursuant to which motion the Debtors shall seek entry of the (i) Interim Order, and (ii) Final Order.

2 “Interim Order” means an order of the Bankruptcy Court authorizing and approving the DIP Loans (including, without limitation, the Interim DIP Loan) on an interim basis, which order shall be consistent with the terms of this Term Sheet and be in form and substance acceptable to the DIP Lenders in their sole and absolute discretion, and which order shall include, without limitation, the following provisions:  (a) authorization and approval of the DIP Loans, this Term Sheet, and the transactions contemplated hereby, including, without limitation, the granting of the superpriority status, the Priming DIP Liens on the Collateral and the payment of all fees, interest and expenses due to the DIP Lenders, (b) modification of the automatic stay to permit the creation and perfection of the Priming DIP Liens on the Collateral, (c) provision for the automatic vacatur of the automatic stay to permit the enforcement of the DIP Lenders’ remedies in respect of the DIP Loans, (d) prohibition of any granting or imposition of liens other than Permitted Liens, (e) finding that the DIP Loans are being extended by the DIP Lenders in good faith as that term is used in section 364(e) of the Bankruptcy Code and that the DIP Lenders are entitled to the protections afforded thereby, (f) waiver of any “equities of the case” claims under section 552(b) of the Bankruptcy Code and, subject to entry of the Final Order, waiver of the provisions of section 506(c) of the Bankruptcy Code, and (g) such other provisions as the DIP Lenders may specify to which the Debtors agree.

3 “Final Order” means an order of the Bankruptcy Court authorizing and approving the DIP Loans on a final basis, which order shall be consistent with the terms of this Term Sheet and the DIP Loan Documentation, shall otherwise be in form and substance acceptable to the DIP Lenders in their sole and absolute discretion, and shall include provisions to be specified by the DIP Lenders to which the Debtors agree.

4 “Bid Procedures Motion” means the motion, in form and substance acceptable to the DIP Lenders, to be filed in the Bankruptcy Court, pursuant to which motion the Debtors shall seek entry of the Bid Procedures Order.  The

	Chapter 11 Milestone	Specified Deadline
(e) Bid Procedures Order (including the Bid Procedures to be appended as an exhibit thereto)5 and Sale Approval Order;6 and (f) such other “first day” papers as may be requested by DIP Lenders.
2.
Commencement of the Chapter 11 Cases and filing with the Bankruptcy Court of the DIP Motion, the Bid Procedures Motion, and Sale Approval Motion, and such other first day papers as may be approved or requested by the DIP Lenders, all of which shall be in form and substance acceptable to the DIP Lenders
On or prior to 6:00 am New York time on September 11, 2012
3.	Entry by the Bankruptcy Court of the Interim Order	By September 12, 2012 (or by such later date as the DIP Lenders may agree in writing)
4.	Entry by the Bankruptcy Court of the Bid Procedures Order	By September 12, 2012 (or by such later date as the DIP Lenders may agree in writing)
5.	Entry the Bankruptcy Court of the Final Order	By October 1, 2012 (or by such later date as the DIP Lenders may agree in

Stalking Horse Agreement filed with the Bid Procedures Motion shall be in form and substance reasonably acceptable to the DIP Lenders.

“Sale Motion” means the motion, in form and substance acceptable to the DIP Lenders, to be filed in the Bankruptcy Court, pursuant to which motion the Debtors shall seek entry of the Sale Order.

5 “Bid Procedures Order” means an order of the Bankruptcy Court, inter alia, authorizing and approving the Bid Procedures (which shall be attached as an exhibit thereto), approving the Stalking Horse and bid protections provided thereto pursuant to the Stalking Horse Agreement, and scheduling the Sale Hearing, which order shall be consistent with the terms of this Term Sheet and the DIP Loan Documentation, and which shall otherwise be in form and substance acceptable to the DIP Lenders.  The Bid Procedures Order shall expressly permit the DIP Lenders to submit a credit bid.

“Bid Procedures” means the bidding procedures governing the Debtors’ post-petition marketing process and the auction (“Auction”) to be authorized and approved by the Bankruptcy Court pursuant to the Bid Procedures Order, which bidding procedures shall be in form and substance acceptable to the DIP Lenders.  The Bid Procedures shall provide that any credit bid submitted by the DIP Lenders shall constitute a qualifying bid, and shall contain consultation and approval rights for the DIP Lenders (including, without limitation, with respect to what constitutes a qualifying bid, a successful bid and backup bid, and with respect to any and all amendments, modifications or waivers of the procedures governing the bidding or auction), and such other provisions as may be requested by the DIP Lenders.

6 “Sale Order” means an order of the Bankruptcy Court approving the Sale to the Stalking Horse, or such other Successful Bidder as may be determined in accordance with the Bid Procedures, pursuant to the terms and conditions in the Stalking Horse Agreement or other Successful Bid, as applicable (including the assumption and assignment of executory contracts and unexpired leases to the Stalking Horse or such other Successful Bidder, as applicable), which order shall be in form and substance acceptable to the DIP Lenders.

Exhibit A to Term Sheet

	Chapter 11 Milestone	Specified Deadline
writing)
6.	Auction, in accordance with the Bid Procedures7	By no later 10:00 a.m. New York time on September 23, 2012 (or by such later date as the DIP Lenders may agree in writing)
7.	Announcement by Debtors of successful bidder, in accordance with the Bid Procedures	By no later than September 23, 2012 (or by such later date as the DIP Lenders may agree in writing)
8.	Hearing on the Sale Motion (the “Sale Hearing”) and entry by the Bankruptcy Court of the Sale Order	By no later than September 24, 2012 (or by such later date as the DIP Lenders may agree in writing)
9.	Closing of the Sale
By no later than September 24, 2012; provided however, that, so long as the Sale Order is entered on the Bankruptcy Court’s docket by September 24, 2012, such deadline shall be extended to September 28, 2012 (the “Extended Closing Deadline”); provided further that the Extended Closing Deadline may be further extended in the sole and absolute discretion of the DIP Lenders.

10.	Closing of the sale of substantially all of the Debtors’ remaining assets	Schedule to be agreed upon by the Lenders and Debtors but in no event later than the Outside Date

7 Terms of Auction shall be subject to consultation with the DIP Lenders and approval of the Bankruptcy Court.

Exhibit A to Term Sheet